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Exhibit 10.1

Amendment No. 1 to
Master Agreement for Pharmacy,
Pharmacy Consulting and
Related Products and Services

        This Amendment No. 1 to Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services is made effective as of May 7, 2004.

BACKGROUND

          1.     As of December 1, 2003, Genesis HealthCare Corporation, a Pennsylvania corporation (together with its Affiliates, "GHC") and NeighborCare Pharmacy Services, Inc. d/b/a NeighborCare, a Delaware corporation (together with its Affiliates, "NeighborCare"), entered a Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services ("Master Agreement").

          2.     Pursuant to the Master Agreement NeighborCare and GHC entered various Pharmacy Services Agreements ("Facility Agreements") with Facilities.

          3.     GHC and NeighborCare now desire to amend the Master Agreement, the Facility Agreements and document certain additional agreements relating to the subject matter of the Master Agreement, which are set forth in this Amendment No. 1 to Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services ("Amendment").

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Section 2.6 of the Master Agreement is amended in its entirety to read as follows:

    2.6    Four Year Anniversary Pricing Adjustment.    At least 180 days prior to the fourth anniversary date of this Master Agreement, GHC and NeighborCare shall negotiate in good faith to modify the pricing under this Master Agreement and all Service Agreements (the "Four Year Price Adjustment") to reflect the median pricing provided by NeighborCare to NeighborCare's 10 largest customers other than GHC (as determined by number of SNF beds); provided, however, that if GHC is not one of NeighborCare's 10 largest customers as of the negotiation commencement date, the pricing shall reflect the median pricing of the largest number of NeighborCare customers which is a multiple of 5 and which includes GHC (by way of example only, if GHC is NeighborCare's 11th, 12th 13th, 14th or 15th largest customer, the pricing would reflect the median pricing provided by NeighborCare to NeighborCare's 15 largest customers). If there is a price change as a result of the foregoing calculations, one half of the change will take effect on the fourth anniversary date of this Master Agreement and the remaining half will take effect on the following June 1 and remain in effect for the remainder of the Initial Term. As part of such negotiations, the parties shall in good faith negotiate the appropriate charge to add, if any, for the Utilization Management services described in section 1.8.1 hereof. If the parties have not reached agreement on the Four Year Price Adjustment by the date which is 90 days prior to the fifth anniversary date of this Master Agreement, either party may submit the matter to dispute resolution pursuant to section 24 hereof.

        2.    All references to the "Five Year Price Adjustment" in the Master Agreement and any related agreements are changed to read "Four Year Price Adjustment."

        3.    NeighborCare agrees to permit any Facility located in Maryland or Delaware to change its election in its Facility Agreement from "Medicare Part B Supplies and Services" to "Medicare Part B Claim Filing Services."

        4.    Section 2.3 of the Master Agreement is amended to read in its entirety as follows:

    2.3
    If a resident's coverage is "pending" under the applicable state Medical Assistance Program ("MAP"), GHC agrees to pay for any Services supplied to such residents upon, and NeighborCare agrees to hold all billings to GHC regarding such residents until, the earliest of: (a) denial of MAP coverage by MAP; (b) the expiration of the state Retroactive Approval Period, with respect to Services provided prior to such period; and (c) 90 days except in the states of Connecticut and Maryland, which will be 150 days.

        5.    For each Facility the NeighborCare Pricing Schedule A of the Facility Agreement is amended to read as Schedule A attached to this Agreement.

        6.    Capitalized terms not otherwise defined in this Amendment have the meaning defined in the Master Agreement.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Amendment as of the day and year first written above.

NEIGHBORCARE PHARMACY SERVICES, INC.		GENESIS HEALTHCARE CORPORATION
By:	/s/ JOHN ARLOTTA	By:	/s/ GEORGE V. HAGER, JR.
	John Arlotta Chairman, President and Chief Executive Officer		George V. Hager, Jr. Chairman and Chief Executive Officer

EXHIBITS

NEIGHBORCARE PRICING SCHEDULE A
(AWP pricing based on First Data Bank)

Therapy/Service	Provider Charge
Oral/Topical Medications billed to Facility	Prevailing State Medicaid Formula (not including FULs or State MACs)

All IV push/lnjectible medications	Prevailing State Medicaid Formula (not including FULs or State MACs)

OTC medications	76% of AWP, or if no AWP 110% of NeighborCare Acquisition Cost

IV Hydration Standard Hydration up to 4L/dy Additives billed at (AWP- 10%) of drug	$40.00/day

TPN (Includes dextrose, standard amino acids, electrolytes & trace elements) or Procalamine:	1 liter - $90.00 2 liters - $100.00 3 liters - $110.00

Additives for TPN (i.e. Vitamins, heparin, Zofran, insulin, Zantac, Pepcid, etc.)	(AWP - 10%)

All Medications for Infusion	Daily price: AWP - 10% plus $25 for 1 dose plus an additional $5.00 for each additional dose.

All Infusion Supplies	76% of AWP, or if no AWP 110% of NeighborCare Acquisition Cost

Delivery Systems	Stationary Pump	$10/day
	Ambulatory Pump	$12/day
	Elastomeric Devices	$10/dose

Catheter Care	$2.00 for heparin/saline flushes

Midline Insertion	$150.00 per insertion plus supplies + 20% on nights/weekends/holidays

PICC Insertion	$250.00 per insertion plus supplies + 20% on nights/weekends/holidays

Nursing IV Certifications (C.E.U.s)	See attached schedule B for details

Nursing Professional Services	See attached schedule B for details

Standard Pharmacy Consulting Services	$7.00/ bed/month

Additional Pharmacy Consulting Services	$60.00 per hour

Clinical Records Fee	$1.50/bed/mo

Emergency box utilization	Per above schedule (IV considered as single dose)

Returns (where allowed by state)		Restocking fee: The higher of $5.00 per prescription or the State Medicaid Allowable Restocking Fee

After hours non-emergency deliveries		$50.00 each delivery

•	Routine refill (due to Facility error)
•	Replace lost med. Cart key
•	Non-emergency equipment requests
•	Floor stock/OTC orders
•	Healthcare supply orders
•	Emergency kit exchanges
•	Service to a resident not selecting NeighborCare as primary provider

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  Exhibit 10.1
Amendment No. 1 to Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services
BACKGROUND
AGREEMENT
EXHIBITS NEIGHBORCARE PRICING SCHEDULE A (AWP pricing based on First Data Bank)